FOR IMMEDIATE RELEASE
Contact: Lindsey McGough	Exhibit 99.1
Phone: 501-219-2400

Equity Media Names Richard Rochon as Chairman of the Company’s Board of Directors

LITTLE ROCK, Ark., May 23, 2008- Equity Media Holdings Corporation (“EMHC”) today announced that Richard C. Rochon, a current member of EMHC’s Board of Directors, has been named to serve as Chairman of the Board. Mr. Rochon previously served as Chairman of the Board and Chief Executive Officer of Coconut Palm Acquisition Corp., EMHC’s predecessor company. Mr. Rochon co-founded Royal Palm Capital Partners, LLP (“RPCP”), a private equity investment and management firm, in February 2002 and has been its Chairman and Chief Executive Officer since that time. Mr. Rochon previously served as President of Huizenga Holdings from 1987 to 2002.

RPCP Investments, LLLP, an affiliate of RPCP, is a shareholder of EMHC and Royal Palm Capital Management, LLLP, an affiliate of RPCP, has a management services agreement with EMHC.

About Equity Media Holdings Corporation
Equity Media Holdings Corporation (Nasdaq:EMDA) is a broadcaster with multiple sources of revenue and value in its operations that include its Broadcast Station Group, Spectrum Holdings Division and Broadcast Services Division. The Company’s proprietary Centralized Automated Satellite Hub (C.A.S.H.) system and Retro Television Network provide centralized content distribution services, which Equity Media believes are unique within the media industry. Equity Media is the second largest affiliate group of the top ranked Univision and TeleFutura networks, two networks driven by the growth of the Hispanic population in the U.S. For more information, please visit www.EMDAholdings.com.

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